UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2007

BEVERLY HILLS BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21845	93-1223879
(Commission File Number)	(I.R.S. Employer Identification No.)

23901 Calabasas Road Suite 1050 Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 223-8084

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Stay Bonus Agreements

The Compensation Committee of Beverly Hills Bancorp Inc. (the “Company”) on June 27, 2007, approved stay bonus agreements for the following executive officers: Larry B. Faigin, Bryce W. Miller, Eric C. Rosa, Takeo K. Sasaki and Annette J. Vecchio. Each agreement provides that the executive will be entitled to receive a stay bonus payment if the executive is an employee either 60 days after a change in control (as defined in the agreement) or on December 31, 2008. The amount of the stay bonus payment for Mr. Rosa and Ms. Vecchio would be equal to their annual base salary, and the amount for Messrs. Faigin, Miller and Sasaki would be equal to 18 months’ base salary.

Change-In-Control Agreements

On June 27, 2007, the Company’s Compensation Committee also approved amended change-in-control agreements for Bryce W. Miller, Eric C. Rosa, Takeo K. Sasaki and Annette J. Vecchio. Each agreement provides that, in the event of a change in control of the Company or First Bank of Beverly Hills (the “Bank”), the executive would be entitled to receive a severance payment if within one year after a change in control either of the following occurs: (1) the executive’s employment is involuntarily terminated by the Company or the Bank for any reason other than cause or death or disability or (2) the executive voluntarily terminates his employment after certain adverse changes in the terms of his employment (“Good Reason”). In addition, the executive would be entitled to receive the severance payment if his or her employment is terminated for the same reasons following the execution of a definitive agreement for a change in control and the change in control occurs pursuant to that agreement. The amount of the severance payment for each executive is a multiple of his or her base salary less any stay bonus received by the executive. The multiple is three for Mr. Rosa and Ms. Vecchio, and two and one-half for Messrs. Miller and Sasaki.

Stock Appreciation Rights

On June 27, 2007, the Company granted stock appreciation rights (SARs) with respect to 400,000 shares to Larry B. Faigin. The SARs are exercisable at $7.86 per share and payable in cash only. The SARs vested immediately and expire on September 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin Chief Executive Officer

Dated: July 3, 2007